EXHIBIT 99.1
Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE	Media Contact:
5 a.m. EDT, May 5, 2008	Gail Baker
Director, Corporate Communications
Phone: 503-464-8693

Investor Contact:
Bill Valach
Director, Investor Relations
Phone: 503-464-7395

Portland General Electric reports first quarter 2008 earnings results; on target to achieve annual guidance

Financial and Operating Highlights

  PGE is reaffirming full-year 2008 earnings guidance of $1.75 to $1.85 per diluted share.
  Achieved net income of $28 million, or $0.44 per diluted share, for the first quarter of 2008 compared to $55 million, or $0.88 per diluted share, in 2007. Results in 2007 included a one-time, positive $18 million, or $0.28 per diluted share, related to the Boardman deferral and the California settlement.
  Added approximately 4,000 new customers in the first quarter, resulting in more than 808,000 customers served at quarter end. Weather adjusted retail energy deliveries increased 1 percent from the first quarter of 2007.
  Effectively operated and managed the utility system with excellent plant operations, high system reliability and strong overall customer service ratings.
  Both Port Westward and Biglow Canyon Phase I have been included in customer prices and are operating well, with availability of approximately 95 percent and 91 percent, respectively.

Portland, Ore. - Portland General Electric Company (NYSE: POR) today reported net income of $28 million, or $0.44 per diluted share, for the three months ended March 31, 2008, compared to $55 million, or $0.88 per diluted share, for 2007. Results for 2008 as compared to 2007 were driven primarily by increased retail energy deliveries, excellent plant operations and the inclusion of Port Westward and Biglow Canyon Phase I in prices. The primary offset to these positive results was reduced hydro generation and the resulting increase in replacement power costs. Reduced hydro generation was due to colder than normal weather, which has delayed snow melt. Also offsetting these positive results was a reduction in income from non-qualified benefit plan assets.

"We're focused on moving significant projects forward to meet the growing energy needs of our customers," said Peggy Fowler, CEO and president of Portland General Electric (PGE). "We announced that Portland General Electric executed agreements to buy 141 turbines from Siemens Power Generation, Inc., in order to complete construction of our nearly 450 megawatt Biglow Canyon Wind Farm. The project helps secure Oregon's future energy supply and delivers value to both customers and shareholders."

2008 Earnings Guidance

PGE is reaffirming full-year 2008 earnings guidance of $1.75 to $1.85 per diluted share. Guidance assumes normal hydro conditions and plant operations. PGE is also reaffirming its long-term annual earnings growth expectation of 6 to 8 percent beginning with 2008.

Biglow Canyon Wind Farm

In the first quarter of 2008, PGE entered into purchase agreements for 141 wind turbines for Phases II and III of the project. The estimated total cost of Phases II and III is $740 million to $780 million, including allowance for funds used during construction (AFDC) of approximately $42 million, with Phases II and III expected to be completed by the end of 2009 and 2010, respectively.

Integrated Resource Plan

In its review of PGE's June 2007 Integrated Resource Plan (IRP), the Public Utility Commission of Oregon (OPUC) has stated that the Company's proposed Biglow Canyon Phases II and III, and the additional 218 MWa of renewable energy resources, are reasonable. Accordingly, the Company has issued a Request for Proposals for renewable resources. The OPUC has requested that PGE prepare additional long-term analysis to address resource decisions beyond 2012, which the Company plans to include in a revised IRP to be filed by October 2009. As a foundation for future resource planning, PGE expects the updated and revised IRP to further define the Company's future energy and capacity needs.

2009 General Rate Case

Regulatory review of the Company's general rate case and proposed tariffs, filed with the OPUC in late February 2008, is continuing under a procedural schedule that currently provides for new rates to become effective on January 1, 2009. The proposed 8.9 percent average price increase is the result of higher purchased power and fuel costs, increased investment in utility plant, and higher general expenses including the rising cost of materials and supplies, compliance with government regulation, hydro relicensing improvements, and labor and healthcare benefits. The requested revenue requirement includes a return on common equity of 10.75 percent, based on an expected capital structure of 50 percent equity and 50 percent debt, and an overall weighted average cost of capital of 8.66 percent.

Capital Expenditures

Capital expenditures in 2008 are estimated to be $394 million. This includes $223 million for ongoing production, transmission and distribution facilities, $90 million for Phases II and III of the Biglow Canyon Wind Farm, $56 million for hydro relicensing projects, $23 million for AMI and $2 million for Boardman emissions controls.

First Quarter 2008 Results Compared to First Quarter 2007

  Total customers served increased 1.5 percent to approximately 808,000 as of March 31, 2008, compared to approximately 796,000 as of March 31, 2007.
  Total revenues increased by $35 million due primarily to the net effect of the following key factors:
    A 4.0 percent increase in total retail energy deliveries, primarily from an increase in the average number of customers served and cooler weather in the first quarter of 2008 compared to the first quarter of 2007.
    A 2.8 percent price increase for cost recovery of Port Westward, effective in June 2007.
    A 0.6 percent price increase for cost recovery of Biglow Canyon Phase I, effective January 1, 2008.
    A 0.3 percent price decrease, effective January 1, 2008, for changes in forecasted 2008 power and fuel costs.
    An $11 million increase in wholesale revenues due to a 68 percent increase in the average power price partially offset by a 21 percent reduction in wholesale energy sales. The price increase was driven by both higher natural gas prices and lower hydro availability.
  Purchased power and fuel expense increased by $47 million due primarily to the net effect of the following key factors:
    A $74 million increase resulting from an increase in the cost of thermal (primarily natural gas-fired) production, due to increased generation output and higher natural gas prices, as well as the settlement of natural gas agreements. A portion of the increase in the cost of thermal generation was the result of a 14 percent decrease in hydro production because of colder than normal weather, which delayed snow melt.
    A $55 million decrease resulting from a 31 percent reduction in electricity purchases, related primarily to an increase in thermal generation.
    One-time items recorded in the first quarter of 2007 consisting of a $20 million credit related to the deferral of excess Boardman power costs and a $6 million credit due to a reduction in the Company's wholesale credit reserve, related to a settlement with certain California parties.
  Production and distribution expense increased by $7 million due primarily to a $5 million increase in operating costs at the Company's generating facilities, including Port Westward, which was completed in June 2007, and Biglow Canyon Phase I, which was completed in December 2007. The remaining increase was due to higher distribution-related labor costs, including those related to line repair and restoration activities.
  Depreciation and amortization expense increased by $5 million primarily due to increased depreciation from the completion of Port Westward and Biglow Canyon Phase I.
  Other income (expense) decreased by $10 million primarily due to the following:
    A $5 million decrease in income from non-qualified benefit plan trust assets;
    A $3 million decrease in AFDC equity, which resulted from a lower construction work in progress (CWIP) balance during the first quarter of 2008; and
    A $2 million decrease in interest income on regulatory assets.
  Interest expense increased by $6 million primarily due to a higher level of outstanding long-term debt and lower AFDC debt resulting from a lower CWIP balance.
  Income taxes decreased by $16 million and the effective tax rate decreased to 28 percent. These decreases are primarily the result of lower taxable income and an increase of $2 million in federal energy tax credits generated from the operation of Biglow Canyon Phase I in the first quarter of 2008.

First Quarter 2008 Earnings Call and Webcast May 5, 2008

PGE will host a conference call with financial analysts and investors on Monday, May 5, 2008, at 5 p.m. EDT. The conference call will be webcast live on the PGE Web site at www.PortlandGeneral.com. A replay of the call will be available beginning at 7 p.m. EDT on Monday, May 5 through Monday, May 12.

Peggy Fowler, CEO and president; Jim Piro, executive vice president, CFO and treasurer; and Bill Valach, director of investor relations will participate in the call. Management will respond to questions following formal comments.

The attached consolidated income statements, balance sheets, cash flow statements and supplemental operating statistics are an integral part of this earnings release.

# # #

About Portland General Electric Company

Portland General Electric, headquartered in Portland, Ore., is a vertically integrated electric utility that serves approximately 808,000 residential, commercial and industrial customers in Oregon. Visit our Web site at www.PortlandGeneral.com.

Safe Harbor Statement

Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance, statements regarding future capital expenditures, statements regarding the cost, completion and benefits of capital projects, such as the Biglow Canyon Wind Farm, statements regarding the content and completion of the Company's revised IRP, statements regarding the outcome of the 2009 general rate case, as well as other statements containing words such as "anticipates," "believes," "intends," "estimates," "promises," "expects," "should," "conditioned upon" and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including matters and events related to final regulatory review and approval of the deferral of excess power costs related to Boardman's outage; regulatory approval and rate treatment of the Advanced Metering Infrastructure and Biglow Canyon Wind Farm projects; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric, and energy market onditions, which could affect the availability and cost of purchased power and fuel; and the outcome of various legal and regulatory proceedings. As a results, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as of the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company's most recent Annual Report on Form 10-K and the Company's reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operation and the risks described therein from time to time.

POR-F

Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,	
	2008	2007
Revenues	$ 471	$ 436
Operating expenses:		
Purchased power and fuel	250	203
Production and distribution	39	32
Administrative and other	47	45
Depreciation and amortization	50	45
Taxes other than income taxes	22	21
Total operating expenses	408	346
Income from operations	63	90
Other income (expense):		
Allowance for equity funds used during construction	2	5
Miscellaneous income (expense)	(3)	4
Other income (expense)	(1)	9
Interest expense	23	17
Income before income taxes	39	82
Income taxes	11	27
Net income	**$ 28**	**$ 55**
Weighted-average shares outstanding (in thousands):		
Basic	62,530	62,505
Diluted	62,571	62,525
Earnings per share - basic and diluted	$ 0.44	$ 0.88
Dividends declared per share	$ 0.235	$ 0.225

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS		
Current assets:		
Cash and cash equivalents	$ 51	$ 73
Accounts and notes receivable, net	233	178
Unbilled revenues	79	92
Assets from price risk management activities	202	64
Inventories, at average cost	60	64
Other current assets	53	67
Total current assets	678	538
Electric utility plant, net	3,147	3,066
Other property and investments:		
Nuclear decommissioning trust	46	46
Non-qualified benefit plan trust	63	69
Miscellaneous	17	19
Total other property and investments	126	134
Regulatory assets	252	304
Other noncurrent assets	66	66
Total assets	**$ 4,269**	**$ 4,108**
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current liabilities:		
Accounts payable and accrued liabilities	$ 273	$ 227
Liabilities from price risk management activities	99	101
Other current liabilities	49	40
Deferred income taxes	40	-
Accrued taxes	28	23
Total current liabilities	489	391
Long-term debt	1,256	1,313
Regulatory liabilities	727	574
Deferred income taxes	234	279
Non-qualified benefit plan liabilities	88	86
Accumulated asset retirement obligations	88	91
Other noncurrent liabilities	57	58
Total liabilities	**2,939**	**2,792**
Shareholders' equity:		
Common stock, no par value, 80,000,000 shares authorized; 62,532,232 and 62,529,787 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively	647	646
Accumulated other comprehensive loss	(4)	(4)
Retained earnings	687	674
Total shareholders' equity	**1,330**	**1,316**
Total liabilities and shareholders' equity	**$ 4,269**	**$ 4,108**

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,	
	2008	**2007**
Cash flows from operating activities:		
Net income	$ 28	$ 55
Reconciliation of net income to net cash provided by operating activities:		
Depreciation and amortization	50	45
Net assets from price risk management activities	(141)	(41)
Regulatory deferral - price risk management activities	141	41
Deferred income taxes	10	5
Senate Bill 408 deferrals	3	-
Allowance for equity funds used during construction	(2)	(5)
Power cost deferrals	-	(23)
Other non-cash income and expenses, net	11	(5)
Changes in working capital:		
Net margin deposit activity	22	38
Increase in receivables	-	(1)
Increase in payables	13	23
Other working capital items, net	(13)	(14)
Other, net	(5)	4
Net cash provided by operating activities	**117**	**122**
Cash flows from investing activities:		
Capital expenditures	(71)	(67)
Sales of nuclear decommissiong trust securities	7	6
Purchases of nuclear decommissioning trust securities	(6)	(7)
Insurance proceeds	3	-
Other, net	(1)	(1)
Net cash used in investing activities	**(68)**	**(69)**
Cash flows from financing activities:		
Payments on long-term debt, net of issuance costs	(56)	-
Payments on short-term debt, net	-	(52)
Dividends paid	(15)	(14)
Proceeds from issuance of long-term debt	-	6
Net cash used in financing activities	**(71)**	**(60)**
Decrease in cash and cash equivalents	(22)	(7)
Cash and cash equivalents, beginning of period	73	12
Cash and cash equivalents, end of period	$ 51	$ 5
Supplemental cash flow information is as follows:		
Cash paid during the period for interest, net of amounts capitalized	$ 12	$ 10
Non-cash investing and financing activities:		
Accrued capital additions	71	23
Accrued dividends payable	15	14

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

SUPPLEMENTAL OPERATING STATISTICS

	Three Months Ended March 31,
	2008	2007

Operating revenues (millions)
Retail sales:
Residential	$ 235	$ 192
Commercial	149	139
Industrial	38	37
Total retail sales	422	368
Direct access customers	(2)	(3)
Other retail revenues	(3)	28
Total retail revenues	417	393
Wholesale revenues	48	37
Other operating revenues	6	6
Total revenues	$ 471	$ 436

Energy sold and delivered - MWhs (thousands)
Retail energy sales:
Residential	2,358	2,270
Commercial	1,791	1,746
Industrial	568	578
Total retail energy sales	4,717	4,594
Delivery to direct access customers	587	506
Total retail energy deliveries	5,304	5,100
Wholesale sales	806	1,023
Total energy sold and delivered	6,110	6,123

Retail customers - end of period
Residential	709,725	699,845
Commercial	98,063	96,317
Industrial	260	261
Total retail customers	808,048	796,423

Degree Days
	Heating		Cooling
	2008	2007	2008	2007
January	805	825	-	-
February	578	574	-	-
March	598	453	-	-
1st Quarter	1,981	1,852	-	-
Average	1,840	1,840	-	-

Note: Average represents a 15 year average (1993 - 2007) of degree day data provided by the National Weather Service (Portland Airport).